                                                                    Exhibit 10.8








                               NORIAN CORPORATION
                                 10260 BUBB ROAD
                        CUPERTINO, CALIFORNIA 95014-4166





                   -------------------------------------------


                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT


                                 APRIL 16, 1996

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                                TABLE OF CONTENTS

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SECTION 1 - Authorization and Sale of Preferred Stock.........................................          1

         1.1          Authorization...........................................................          1
         1.2          Sale of Series D Preferred..............................................          1

SECTION 2 - Closing Dates; Delivery...........................................................          1

         2.1          Closing Dates...........................................................          1
         2.2          Delivery................................................................          1

SECTION 3 - Representations and Warranties of the Company.....................................          2

         3.1          Organization and Standing; Articles and By-Laws.........................          2
         3.2          Corporate Power.........................................................          2
         3.3          Subsidiaries............................................................          2
         3.4          Capitalization..........................................................          2
         3.5          Authorization...........................................................          3
         3.6          Agreements; Action......................................................          3
         3.7          Title to Properties and Assets; Liens, etc..............................          4
         3.8          Compliance With Other Instruments, None Burdensome, etc.................          4
         3.9          Litigation, etc.........................................................          4
         3.10         Employees...............................................................          5
         3.11         Registration Rights.....................................................          5
         3.12         Governmental Consent, etc...............................................          5
         3.13         Offering................................................................          5
         3.14         Brokers or Finders; Other Offers........................................          5
         3.15         Patents, Trademarks, Licenses...........................................          5
         3.16         Agreements with Principals..............................................          6
         3.17         Disclosure..............................................................          6
         3.18         Corporate Documents.....................................................          6
         3.19         Financial Statements....................................................          7
         3.20         Changes.................................................................          7
         3.21         Employee Benefit Plans..................................................          8
         3.22         Tax Returns, Payments and Elections.....................................          8
         3.23         Insurance...............................................................          8
         3.24         Labor Agreements and Actions............................................          8
         3.25         Section 83(b) Elections.................................................          8
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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SECTION 4 - Representations and Warranties of Mochida.........................................          9

         4.1          Accredited Investor.....................................................          9
         4.2          Investment..............................................................          9
         4.3          Rule 144................................................................          9
         4.4          No Public Market........................................................          9
         4.5          Access to Data..........................................................          9
         4.6          Authorization...........................................................          9
         4.7          Brokers or Finders......................................................         10
         4.8          Further Limitations on Disposition......................................         10
         4.9          Legends.................................................................         10

SECTION 5 - Conditions to Closing of Mochida..................................................         11

         5.1          Representations and Warranties Correct..................................         11
         5.2          Covenants...............................................................         11
         5.3          Compliance Certificate..................................................         11
         5.4          State Securities Laws...................................................         11
         5.5          Compliance with Japanese Law............................................         11
         5.6          Restated Articles of Incorporation......................................         11
         5.7          Legal Matters...........................................................         11
         5.8          Opinion of Counsel......................................................         12
         5.9          Modification Agreement..................................................         12
         5.10         No Bankruptcy Proceedings...............................................         12
         5.11         Minimum Investment by Mochida...........................................         12
         5.12         Qualifications..........................................................         12
         5.13         Proceedings and Documents...............................................         12
         5.14         Proprietary Information and Inventions Employee Agreements..............         12
         5.15         Bylaws..................................................................         12
         5.16         Board of Directors......................................................         12
         5.17         Voting Agreement........................................................         13
         5.18         Co-Sale Agreement.......................................................         13

SECTION 6 - Conditions to Closing of Company..................................................         13

         6.1          Representations.........................................................         13
         6.2          State Securities Laws...................................................         13
         6.3          Restated Articles of Incorporation......................................         13
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         6.4          Legal Matters...........................................................         13
         6.5          Modification Agreement..................................................         13

SECTION 7 - Affirmative Covenants of the Company..............................................         14

         7.1          Financial Information...................................................         14
         7.2          Rule 144A Information...................................................         15
         7.3          Termination of Information and Inspection Covenants.....................         15
         7.4          Additional Agreements...................................................         16
         7.5          Nondisclosure...........................................................         16
         7.6          Proprietary Information Agreements......................................         17
         7.7          Key Man Insurance.......................................................         17
         7.8          Reservation of Shares...................................................         17
         7.9          Public Disclosures......................................................         17

SECTION 8 - Indemnification...................................................................         17

SECTION 9 - Restrictions on Transferability of Securities; Compliance With Securities Act;
            Registration Rights...............................................................         18

         9.1          Restrictions on Transferability.........................................         18
         9.2          Certain Definitions.....................................................         18
         9.3          Restrictive Legend......................................................         19
         9.4          Notice of Proposed Transfers............................................         20
         9.5          Requested Registration..................................................         21
         9.6          Company Registration....................................................         23
         9.7          Registration on Form S-3................................................         25
         9.8          Expenses of Registration................................................         25
         9.9          Registration Procedures.................................................         25
         9.10         Indemnification.........................................................         26
         9.11         Information by Holder...................................................         28
         9.12         Rule 144 Reporting......................................................         28
         9.13         Transfer of Registration Rights.........................................         28
         9.14         Lockup Agreement........................................................         28

SECTION 10 - Right of First Refusal...........................................................         29

         10.1         Right of First Refusal..................................................         29
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SECTION 11 - Miscellaneous....................................................................         31

         11.1         Governing Law...........................................................         31
         11.2         Survival................................................................         31
         11.3         Successors and Assigns..................................................         31
         11.4         Entire Agreement; Amendment.............................................         31
         11.5         Notices, etc............................................................         32
         11.6         Delays or Omissions.....................................................         32
         11.7         California Corporate Securities Law.....................................         32
         11.8         Expenses and Counterparts...............................................         33
         11.9         Severability............................................................         33
         11.10        Titles and Subtitles....................................................         33
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EXHIBITS

     A.    Sixth Amended and Restated Articles of Incorporation

     B.    Exceptions to Representations and Warranties

     C.    Form of Compliance Certificate

     D.    Form of Opinion of Counsel

     E.    Form of Modification Agreement

     F.    Form of Proprietary Information and Inventions Employee Agreement

     G.    Form of Fourth Amended and Restated Voting Agreement

     H.    Form of Fourth Amended and Restated Co-Sale Agreement

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
                               NORIAN CORPORATION

                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT

         This Series D Preferred Stock Purchase Agreement is made as of April 16, 1996 (the "Agreement") by and between Norian Corporation, a California corporation (the "Company"), and Mochida Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan ("Mochida").

                                    SECTION 1

                    AUTHORIZATION AND SALE OF PREFERRED STOCK

         1.1 AUTHORIZATION. The Company has authorized the sale and issuance of up to an additional 2,800,000 shares (the "Shares") of its Series D Preferred Stock ("Series D Preferred"), having the rights, privileges and preferences as set forth in the Company's Sixth Amended and Restated Articles of Incorporation (the "Restated Articles") in the form attached to this Agreement as Exhibit A.

         1.2 SALE OF SERIES D PREFERRED. Subject to the terms and conditions hereof, the Company will issue and sell to Mochida and Mochida will buy from the Company, shares of Series D Preferred in the aggregate amount of U.S. Seven Million Dollars (US$7,000,000) within two (2) days after the Effective Date of the Exclusive Marketing Agreement by and between the Company and Mochida dated as of April 15, 1996 (the "Exclusive Marketing Agreement") (the meaning of "Effective Date" is as defined in the Exclusive Marketing Agreement).


                                    SECTION 2

                             CLOSING DATES; DELIVERY

         2.1 CLOSING DATES. The closing of the purchase and sale of the Series D Preferred hereunder shall be held at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California on April 16, 1996 (the "Closing") or at such other times and places upon which the Company and Mochida shall agree (the "Closing Date"). The term "Closing" with respect to sales of Series D Preferred shall mean each closing under this Agreement and the term "Closing Date" shall refer to the date on which such Closing occurred.

         2.2 DELIVERY. At the Closing, the Company will deliver to Mochida a certificate registered in Mochida's name, representing the number of Shares purchased by Mochida at the Closing against payment of the purchase price therefor, by check payable to the Company or wire transfer per the Company's instructions.

                                    SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company's Exceptions to Representations and Warranties attached hereto as Exhibit B (the "Schedule of Exceptions"), the Company represents and warrants to Mochida as follows:

         3.1 ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is not presently qualified to do business as a foreign corporation in any jurisdiction, and the failure to be so qualified will not have a material adverse effect on the Company's business as presently conducted. As the Company's business expands, additional qualifications in foreign jurisdictions may be required.

         3.2 CORPORATE POWER. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and all other agreements attached as Exhibits hereto (collectively and unless otherwise stated, the "Agreements"), to sell and issue the Shares hereunder, to issue the Common Stock issuable upon conversion of the Series D Preferred, and to carry out and perform its obligations under the terms of the Agreements.

         3.3 SUBSIDIARIES. The Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

         3.4 CAPITALIZATION. The authorized capital stock of the Company consists of 86,000,000 shares of Common Stock, of which 5,373,739 shares are issued and outstanding immediately prior to the Closing and 74,800,000 shares of Preferred Stock, 5,000,000 of which are designated as Series A Preferred Stock (the "Series A Preferred"), 4,902,919 of which are issued and outstanding immediately prior to the Closing, 10,037,500 of which are designated Series B Preferred, 10,037,500 of which are outstanding immediately prior to the Closing, 2,750,000 of which are designated Series C Preferred, 2,666,666 of which are outstanding immediately prior to the Closing and 56,800,000 of which are designated Series D Preferred, 49,044,423 of which are outstanding immediately prior to the Closing. The Company has reserved and available for issuance 1,131,552 shares of its Common Stock to be granted to employees, consultants, directors and members of the Scientific Advisory Board of the Company pursuant to the Company's 1988 Stock Option Plan (the "Option Plan"). There are currently outstanding options to purchase 3,631,100 shares of Common Stock under the Option Plan. The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. The Company has reserved 2,800,000 shares of Series D Preferred for issuance hereunder and an appropriate number of shares of Common Stock as may be deemed necessary for issuance upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred. The Series D Preferred shall have the rights, preferences, privileges and restrictions set forth in the Restated Articles. Except as set forth herein, in the Schedule of Exceptions or as described in the "Modification


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
Agreement", as defined in Section 5.8 herein, there are no options, warrants or other rights to purchase any of the Company's authorized and unissued capital stock.

         3.5 AUTHORIZATION. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of the Agreements by the Company, the authorization, sale, issuance and delivery of the Series D Preferred (and the Common Stock issuable upon conversion of the Series D Preferred), and the performance of all of the Company's obligations under the Agreements has been taken prior to the Closing. The Agreements, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with their terms, except as the indemnification provisions of Section
9.10 of this Agreement may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Series D Preferred, when issued in compliance with the provisions of the Agreements and the Restated Articles, will be validly issued, fully paid and nonassessable, and will have the rights, preferences and privileges described in the Restated Articles. The Common Stock issuable upon conversion of the Series D Preferred has been duly and validly reserved and, when issued in compliance with the provisions of the Agreements and the Restated Articles, will be validly issued, fully paid and nonassessable; and the Series D Preferred and such Common Stock will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders; provided, however, that the Series D Preferred and the Common Stock issuable upon conversion of the Series D Preferred may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein. The Series D Preferred and Common Stock issuable upon conversion of the Series D Preferred is not subject to any preemptive rights or rights of first refusal which have not been waived. As of the date hereof, there has been no issuance by the Company of its securities which has triggered an adjustment to the "Conversion Price" applicable to any outstanding series of the Company's Preferred Stock, as set forth in Article III, Section 4(c) of the Restated Articles ("Antidilution Adjustment"). Additionally, the issuance of the shares under this Agreement will not trigger any rights which currently exist or which have not been waived of any holders of Preferred Stock to such an Antidilution Adjustment at the Closing.

         3.6     AGREEMENTS; ACTION.

                 (a) Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

                 (b) There are no material agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound which involve (i) obligations of, or payments to the Company in excess of, $50,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company.

                 (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000,


                                       -3-
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(iii) made any loans or advances to any person, other than ordinary advances for travel expenses or loans for stock purchases not exceeding $10,000, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                 (d) To its knowledge, the Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Restated Articles or Bylaws, which adversely affects its business as now conducted, its properties or its financial condition.

         3.7 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its property, assets and proprietary technology, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and which have not arisen otherwise than in the ordinary course of business.

         3.8 COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. The Company is not in violation of any term of its Articles of Incorporation or By-Laws. The Company is not in violation in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and to the best of its knowledge is not in violation of any order, statute, rule or regulation applicable to the Company in which such violation would materially and adversely affect the Company. The execution, delivery and performance of and compliance with the Agreements, and the issuance of the Series D Preferred and the Common Stock issuable upon conversion of the Series D Preferred, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under any of the foregoing nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company. There is no such violation or default which materially and adversely affects the business of the Company or any of its properties or assets.

         3.9 LITIGATION, ETC. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company which questions the validity of the Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or, to the Company's knowledge, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.


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
         3.10 EMPLOYEES. Each employee of the Company has executed the Company's standard form of proprietary information agreement. To the best of the Company's knowledge, no employee of the Company is or is now expected to be in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or proposed to be conducted by the Company. To the best of the Company's knowledge, its employees have not improperly used and are not making or expected to make improper use of any confidential information, trade secrets or intellectual property of others including, without limitation, those of any former employer, and, to the best of the Company's knowledge, there is no pending or threatened action, suit, proceeding or claim with respect to the foregoing.

         3.11 REGISTRATION RIGHTS. Except as set forth in the Agreements, the Company is not under any contractual obligation to register (as defined in Section 9.2 below) any of its presently outstanding securities or any of its securities which may hereafter be issued.

         3.12 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Series D Preferred (and the Common Stock issuable upon conversion of the Series D Preferred), or the consummation of any other transaction contemplated hereby, except (a) filing of the Restated Articles in the office of the California Secretary of State (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Series D Preferred (and the Common Stock issuable upon conversion of the Series D Preferred) under the California Corporate Securities Law of 1968, as amended, and other applicable state securities laws, which filings and qualifications, if required, will be accomplished in a timely manner.

         3.13 OFFERING. Subject to the accuracy of Mochida's representations in Section 4 of this Agreement, the offer, sale and issuance of the Series D Preferred to be issued in conformity with the terms of the Agreements, and the issuance of the Common Stock to be issued upon conversion of the Series D Preferred, constitute transactions exempt from the registration requirements of
Section 5 of the Securities Act of 1933, as amended (the "Securities Act").

         3.14 BROKERS OR FINDERS; OTHER OFFERS. Neither the Company nor Mochida has incurred, or will incur, directly or indirectly, as a result of any action taken by the Company (assuming that no unilateral action is taken by Mochida), any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements.

         3.15 PATENTS, TRADEMARKS, LICENSES. The Company has sufficient title and ownership of patents, copyrights, trademarks, trade secrets, and all other proprietary rights needed to conduct its business as proposed to be conducted.

                 There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, copyrights, trademarks, trade secrets or proprietary rights and processes of any other person or entity. A list of all patents, patent applications, trademarks and trademark applications is set forth on the Schedule of Exceptions.

                 There are no pending infringement claims regarding any third party's patents, copyrights, trademarks, trade secrets or proprietary rights and processes against the Company nor, to the best of the Company's knowledge, is there any threat thereof or basis therefor. To the best of the Company's knowledge, the Company is not infringing upon or otherwise acting adversely to, and will not, by conducting its business as presently conducted, infringe upon or otherwise act adversely to, the right or claimed right of any other person with respect to any of the foregoing. The Company is not aware of any violation by a third party of any of its patents, copyrights, trademarks, trade secrets or other proprietary rights. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its proprietary information.

                 The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of the employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of the Agreements, nor the carrying on of the Company's business by the employees of the Company will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

         3.16 AGREEMENTS WITH PRINCIPALS. Except for agreements explicitly contemplated hereby, option agreements and restricted stock purchase agreements between the Company and several employees of the Company: (i) there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors or affiliates, and (ii) no officer, director or affiliate is indebted to the Company nor is the Company indebted to any of them.

         3.17 DISCLOSURE. To the best of the Company's knowledge, the Agreements and the Company's disclosures to Mochida, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or made by the Company not misleading in light of the circumstances under which they were made. Any financial projections disclosed were prepared in good faith; however, the Company does not warrant that it will achieve any financial projections. Any assumptions used for projections are materially correct and unchanged as of the date hereof, provided, however, that no warranty or representation is given as to opinions, forecasts, or other non-factual matters. The Company has provided Mochida with all the information which Mochida has requested for deciding whether to purchase the Shares and all information which the Company believes is reasonably necessary to enable Mochida to make such decision.

         3.18 CORPORATE DOCUMENTS. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the form of which amendments has been approved by Mochida or its counsel), the Restated Articles and Bylaws of the Company are in the form previously provided to Mochida.

         3.19 FINANCIAL STATEMENTS. The Company has delivered to Mochida or its counsel its audited financial statements (balance sheet and profit and loss statement, statement of shareholders' equity and statement of cash flows) as of December 31, 1995 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for the failure of the unaudited Financial Statements to include the footnotes required by generally accepted accounting principles. The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which will not in the aggregate be material. Except as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1995 and
(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

         3.20    CHANGES.  Since December 31, 1995 there has not been:

                 (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse;

                 (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted);

                 (c) any waiver by the Company of a valuable right or of a material debt owed to it;

                 (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business or which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted);

                 (e) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

                 (f) other than in the ordinary course of business, any material change in any compensation arrangement or agreement with any employee; or

                 (g) to the Company's knowledge, any other event or condition of any character which might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted).

         3.21 EMPLOYEE BENEFIT PLANS. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         3.22 TAX RETURNS, PAYMENTS AND ELECTIONS. The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith which are listed in the Schedule of Exceptions. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a material effect on the Company, its financial condition, its business as presently conducted or any of its properties or material assets.

         3.23 INSURANCE. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

         3.24 LABOR AGREEMENTS AND ACTIONS. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other material labor dispute involving the Company pending, or to the knowledge of the Company threatened, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company.

         3.25 SECTION 83(B) ELECTIONS. To the best of the Company's knowledge, all elections and notices required by Section 83(b) of the Internal Revenue Code and any analogous provisions of applic able state tax laws have been timely filed by all individuals who have purchased shares of the Company's Common Stock which are subject to repurchase pursuant to vesting provisions.

                                    SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF MOCHIDA

         Mochida hereby represents and warrants to the Company with respect to the purchase of the Shares as follows:

         4.1 ACCREDITED INVESTOR. It is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

         4.2 INVESTMENT. It is acquiring the Series D Preferred and the underlying securities for investment for its own account, not as a nominee or agent and not with the view to, or for resale in connection with, any distribution thereof. It understands that the securities to be purchased and the underlying securities have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Mochida's representations as expressed herein.

         4.3 RULE 144. It acknowledges that the Series D Preferred and the underlying securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the Company's securities, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

         4.4 NO PUBLIC MARKET. It understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

         4.5 ACCESS TO DATA. It has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management. It has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. It understands that such discussions, as well as any written information issued by the Company were intended to describe certain aspects of the Company's business and prospects but were not an exhaustive description. The foregoing, however, does not limit or modify the representations and warranties of Section 3 herein or the right of Mochida to rely thereon.

         4.6 AUTHORIZATION. The Agreements when executed and delivered by Mochida will constitute a valid and legally binding obligation of Mochida, enforceable in accordance with its terms, except as the indemnification provisions of Section 9.10 hereof may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.7 BROKERS OR FINDERS. Except as disclosed in the Schedule of Exceptions, neither the Company nor Mochida has incurred, directly or indirectly, as a result of any action taken by Mochida (assuming that no unilateral action is taken by the Company), any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements.

         4.8 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, Mochida further agrees not to make any disposition of all or any portion of the Shares (or the Common Stock issuable upon the conversion thereof) unless and until:

                 (a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                 (b) Mochida shall have (i) notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 or Rule 144A except in unusual circumstances.

                 (c) Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by Mochida to any "affiliate" of Mochida, as defined in Rule 405 promulgated under the Securities Act, or any partnership or company, provided the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were the original purchaser hereunder and such transfer may otherwise be effected in accordance with applicable securities laws.

         4.9 LEGENDS. It is understood that the certificates evidencing the Shares will bear the following legends, in addition to any legend required by applicable state securities laws:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH SALE OR TRANSFER COMPLIES WITH THE PROVISIONS OF RULE 144 OR RULE 144A UNDER THE ACT IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT."

                 "COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE
         SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES."

                                    SECTION 5

                        CONDITIONS TO CLOSING OF MOCHIDA

         Unless otherwise specifically stated, Mochida's obligations to purchase the Shares at the Closing are, at the option of Mochida, subject to the fulfillment of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.

         5.2 COVENANTS. All covenants, agreements and conditions contained in the Agreements to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

         5.3 COMPLIANCE CERTIFICATE. The Company shall have delivered to Mochida a certificate of the Company in the form of Exhibit C hereto, executed by the Chief Financial Officer of the Company, dated the Closing Date, and certifying, among other things, to the fulfillment of the conditions specified in Section 5.1, 5.2, 5.4, 5.6, 5.7, 5.8, 5.9, 5.10, 5.12, 5.13, 5.14, 5.15,
5.16, 5.17 and 5.18 of this Agreement.

         5.4 STATE SECURITIES LAWS. The Company shall have obtained all necessary state securities law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Series D Preferred and the Common Stock issuable upon conversion of the Series D Preferred.

         5.5 COMPLIANCE WITH JAPANESE LAW. Mochida shall have obtained all necessary Japanese government approvals.

         5.6 RESTATED ARTICLES OF INCORPORATION. The Restated Articles shall have been filed as of the date of the Closing to occur pursuant to the terms of this Agreement and are in full force and effect with the California Secretary of State.

         5.7 LEGAL MATTERS. All material matters of a legal nature which pertain to the Agreements, and the transactions contemplated hereby, shall have been reasonably approved by counsel to Mochida.

         5.8 OPINION OF COUNSEL. The Company shall have delivered to Mochida an opinion of counsel in the form attached hereto as Exhibit D.

         5.9 MODIFICATION AGREEMENT. Concurrently with the Closing to occur pursuant to the terms of this Agreement, certain persons with both registration rights and rights of first refusal prior to the Closing will execute a Modification Agreement attached hereto as Exhibit E (the "Modification Agreement").

         5.10 NO BANKRUPTCY PROCEEDINGS. As of the Closing, the Company shall not have (i) ceased the conduct of its business, (ii) had appointed a receiver, custodian, trustee or liquidator for a substantial portion of its assets for the purpose of satisfying creditor claims, (iii) made a general assignment for the benefit of its creditors, (iv) be the subject of a voluntary case under the United Stated Bankruptcy Code; or (v) have pending a voluntary or involuntary petition under any law pertaining to the bankruptcy or insolvency of the Company for the purposes of satisfying creditor claims; provided that if an involuntary petition against the Company as described in clause (v) is dismissed within ninety (90) days after the Closing Date, such condition shall be deemed to be satisfied.

         5.11 MINIMUM INVESTMENT BY MOCHIDA. At the Closing to occur pursuant to the terms of this Agreement, Mochida shall purchase shares of Series D Preferred with an aggregate offering price of at least $7,000,000.

         5.12 QUALIFICATIONS. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to the Agreement shall be duly obtained and effective as of the Closing.

         5.13 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Mochida and Mochida's counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

         5.14 PROPRIETARY INFORMATION AND INVENTIONS EMPLOYEE AGREEMENTS. Each employee of the Company shall have entered into a Proprietary Information and Inventions Employee Agreement in the form attached hereto as Exhibit F.

         5.15 BYLAWS. The Bylaws of the Company shall provide that the Board of Directors of the Company shall consist of not less than six (6) nor more than nine (9) directors, the exact number of directors to be fixed from time to time within such limit by a duly adopted resolution of the Board of Directors or the Company's shareholders; the exact number of directors presently authorized shall be nine (9).

         5.16 BOARD OF DIRECTORS. Effective as of the Closing, the directors of the Company shall be Brent R. Constantz, Peter Barton Hutt, Dr. Harry Skinner, Costa G. Sevastopoulos, Peter H. Gleason, Jon N. Gilbert and Hansjorg Wyss.

         5.17 VOTING AGREEMENT. Mochida shall have entered into a Fourth Amended and Restated Voting Agreement ("Voting Agreement") concerning the election of certain directors of the corporation, in the form attached hereto as Exhibit G.

         5.18 CO-SALE AGREEMENT. The Company, Mochida and certain of the Company's shareholders shall have entered into that the Fourth Amended and Restated Co-Sale Agreement ("Co-Sale Agreement") in the form attached hereto as Exhibit H.

                                    SECTION 6

                        CONDITIONS TO CLOSING OF COMPANY

         The Company's obligation to sell and issue the Shares at the Closing Date is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:

         6.1 REPRESENTATIONS. The representations made by Mochida in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

         6.2 STATE SECURITIES LAWS. The Company shall have obtained all necessary state securities law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Series D Preferred and the Common Stock issuable upon conversion of the Series D Preferred.

         6.3 RESTATED ARTICLES OF INCORPORATION. The Restated Articles shall have been filed with the California Secretary of State as of the date of the Closing to occur pursuant to the terms of this Agreement.

         6.4 LEGAL MATTERS. All material matters of a legal nature which pertain to the Agreements, and the transactions contemplated hereby, shall have been reasonably approved by counsel to the Company.

         6.5 MODIFICATION AGREEMENT. Concurrently with the Closing to occur pursuant to the terms of this Agreement, certain persons with both registration rights and rights of first refusal prior to the Closing will execute the Modification Agreement attached hereto as Exhibit E.

                                    SECTION 7

                      AFFIRMATIVE COVENANTS OF THE COMPANY

         The Company hereby covenants and agrees as follows:

         7.1 FINANCIAL INFORMATION. The Company shall deliver by international courier delivery service the following reports or information indicated below to Mochida or any transferee of Mochida who is a holder, together with affiliates, of at least 500,000 shares of Series D Preferred and any shares of Common Stock issued upon conversion of the Series D Preferred (the "Requisite Minimum Shares"):

                 (a) Monthly Financial Statement. As soon as available, but in any event not later than 30 days after the end of each month (other than the last month of any fiscal year of the Company), the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of each such month and the related unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such month and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) the figures reflected in the operating budget for such period as specified in the financial plan of the Company delivered pursuant to subparagraph (c) hereof. All such financial statements shall be complete and correct in all material respects, shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods reflected therein except as stated therein and shall be accompanied by a certificate of the Company's president or chief financial officer to such effect.

                 (b) Annual Financial Statements. As soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated and consolidating balance sheet of the Company and its subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the previous fiscal year, accompanied by an opinion of an accounting firm of recognized national standing selected by the Company, which opinion shall state that such accounting firm's audit was conducted in accordance with generally accepted auditing standards. All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods reflected therein except as stated therein.

                 (c) Budgets and Other Information. As soon as available, but in any event not later than 30 days prior to the end of each fiscal year of the Company, the draft financial plan of the Company for the next succeeding fiscal year, and prior to the end of each fiscal year the final draft of such plan, in each such case, including but not limited to a cash flow projection and operating budget, calculated monthly, as contained in its operating plan approved by the Company's Board of Directors as well as any updates or revisions to such plan as soon as available. From time to time, such additional information regarding results or operations, financial condition, business or prospects of the Company and its subsidiaries, including without limitation, cash flow analyses, projections and minutes of any meetings of the Board of Directors, as Mochida, if still holding the Requisite Minimum Shares may reasonably request. The Company shall also afford to Mochida (and its representatives) access, at reasonable times and on reasonable prior notice, to the books, records and properties of the Company.

                 (d) Accountants' Management Letters, etc. Promptly after receipt by the Company, copies of all accountants' management letters and all management and board responses to such letters, and all certificates as to compliance, defaults, material adverse changes, material litigation or similar matters relating to the Company and its subsidiaries.

                 (e) Shareholders' Lists. As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters, a shareholders' list, showing, as of the end of each fiscal quarter, the authorized and outstanding shares by class (including the Common Stock equivalents of any convertible security), the holders of all outstanding shares (both before giving effect to dilution and on a fully-diluted basis) and all outstanding options, warrants and convertible securities and detailing all options granted, exercised or lapsed and all shares issued or sold.

                 (f) Other Reports and Statements. Promptly (but in any event within ten days) after any distribution to the Company's shareholders generally, to its directors or to the financial community of an annual report, proxy statement or other report or communication, a copy of each such report, proxy statement or other report or communication and promptly (but in any event within ten days) after any filing by the Company with the Securities and Exchange Commission or with any national securities exchange, of any publicly available annual or periodic or special report or proxy statement or registration statement, a copy of such report or statement and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's business.

         7.2 RULE 144A INFORMATION. The Company will, as promptly as practicable after, but in any event within 30 days of a written request from Mochida, if it holds in the aggregate at least 1,428,572 shares of the Series D Preferred or Common Stock issued upon the conversion thereof, provide the information required in Rule 144A(d)(4) to Mochida and any person designated by Mochida to the Company as a prospective buyer in a transaction pursuant to Rule 144A, provided that each such person shall agree to maintain the confidentiality of the Company's confidential information and provided that no such person is a competitor of the Company. The Company further agrees that its obligations pursuant to this Section 7.2 shall extend to any person who acquires any Series D Preferred or Common Stock issued upon the conversion thereof, pursuant to a transaction pursuant to Rule 144A.

         7.3 TERMINATION OF INFORMATION AND INSPECTION COVENANTS. The covenants set forth in Section 7.1 and 7.2 shall terminate and be of no further force or effect upon the consummation of the Company's sale of Common Stock in a firm commitment underwriting pursuant to a registration statement under the Act which results in aggregate gross proceeds to the Company of not less than $10,000,000 at a per share offering price of $1.50 per share (a "Qualified Public Offering").

         7.4     ADDITIONAL AGREEMENTS.

                 (a) Rule 144. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or a registration statement pursuant to the requirements of the Securities Act, the Company will timely file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission (the "SEC") thereunder, to the extent required from time to time to enable Mochida to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of Mochida, the Company will deliver a written statement as to whether it has complied with such requirements.

                 (b) Transaction with Affiliates. Neither the Company nor any subsidiary of the Company shall, directly or indirectly, enter into any transaction or agreement with any shareholder of the Company or with any affiliate of the Company or of any such shareholder unless the transaction or agreement is reviewed and approved by a majority of the disinterested directors of the Board of Directors of the Company.

                 (c) Meetings. The Company will hold an annual informational meeting of all shareholders at which information with respect to the business of the Company will be furnished and discussed, such meeting to be held within 180 days after the end of each fiscal year of the Company. The Company will notify each shareholder of the time and place of such annual meeting not less than 20 nor more than 60 days prior to the date of such meetings.

         7.5 NONDISCLOSURE. Mochida agrees that, except as otherwise required by law he or it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which Mochida may obtain from the Company, and which the Company has prominently marked "confidential," "proprietary" or "secret" or has otherwise identified in writing as being such, pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, or pursuant to visitation or inspection rights granted hereunder, unless such information is or becomes known to Mochida from a source other than the Company or is or becomes publicly known, or unless the Company gives its written consent to Mochida's release of such information, except that no such written consent shall be required (and Mochida shall be free to release such information) if such information is to be provided to Mochida's lawyer, accountant, or to an employee, officer, director, trustee or partner of Mochida or Mochida's affiliate or an Institutional Holder, as defined below, who is a prospective transferee of the Shares or the Common Stock issuable upon the conversion thereof, other than a competitor of the Company, provided that Mochida shall inform the recipient of the confidential nature of such information, and shall obtain the agreement of the recipient, which agreement shall be written in the case of an Institutional Holder who is a prospective transferee of the Shares or the Common Stock issuable upon the conversion thereof, to treat the information as confidential. For the purposes of this
Section 7.5 only, it is understood that any Institutional Holder who is a prospective transferee of the Shares or the Common Stock issuable upon the conversion thereof or its affiliates which holds debt or equity securities of any competitor of the Company solely as a portfolio investment shall not be deemed a competitor for the purposes of this provision. An "Institutional Holder" shall mean: (a) any bank, savings institution or trust company, acting for its own account or in a fiduciary capacity, (b) any charitable foundation, (c) any insurance company or fraternal benefit society, (d) any investment company (as defined in the Investment Company Act of 1940, as amended), (e) any small business investment company licensed under the Small Business Investment Act of 1958, as amended, (f) any broker or dealer registered under the Securities Exchange Act of 1934, as amended, or any investment adviser registered under the Investment Adviser Act of 1940, as amended, (g) any government, any public employees' pension or retirement system, or any other government agency supervising the investment of public funds, (h) any other entity all of the equity owners of which are Institutional Holders or (i) any other person or entity that qualifies under the definition of "qualified institutional buyer" as such term is used in Rule 144A, as amended.

         7.6 PROPRIETARY INFORMATION AGREEMENTS. All employees of and consultants to the Company having access to the Company's proprietary and confidential information shall execute the Company's standard form of proprietary information agreement.

         7.7 KEY MAN INSURANCE. The Company shall maintain a key-man insurance policy on the life of Brent R. Constantz, with the Company designated as beneficiary, in the amount of $1,000,000. In addition, the Company shall maintain a key-man life insurance policy on the lives of such other key officers and in such amounts as the Board of Directors of the Company determines is appropriate.

         7.8 RESERVATION OF SHARES. So long as there are shares of Series D Preferred outstanding, the Company shall reserve and keep reserved a sufficient number of shares of its Common Stock for issuance upon the conversion of the Series D Preferred hereunder.

         7.9 PUBLIC DISCLOSURES. Except as required by law, the Company shall not use the name of, or make reference to, Mochida or any of its affiliates in any press release or in any other public manner without Mochida's prior written consent.


                                    SECTION 8

                                 INDEMNIFICATION

         The Company agrees to indemnify Mochida and each officer, director, trustee, employee and affiliate of Mochida (the "Indemnified Parties") for, and hold each Indemnified Party harmless from and against: (i) any and all damages, losses and other liabilities of any kind, including, without limitation, judgments and costs of settlement, and (ii) any and all out-of-pocket costs and expenses of any kind, including, without limitation, reasonable fees and disbursements of one counsel for such Indemnified Parties (selected by the holders of a majority of the Shares held by such Indemnified Parties) (all of which expenses shall be periodically reimbursed as incurred), in each case, suffered or incurred in connection with (A) any investigative, administrative or judicial proceeding or claim (collectively, a "claim") brought or threatened relating to or arising out of the Agreements, or the transactions contemplated hereby and thereby or the Company's use of the proceeds received in connection with the sale of the Shares or

(B) any inaccuracy or alleged inaccuracy in any representation or warranty of the Company made or incorporated by reference in the Agreements or any breach or alleged breach by the Company of any covenant or agreement made or incorporated by reference in the Agreements; provided, however, that, without limiting any other remedy such Indemnified Party may have, such Indemnified Party shall have no right to be indemnified or held harmless under clause (A) of this Section 8 for any claims or inaccuracies derived solely from Indemnified Party's own negligence or arising from Indemnified Party's willful misconduct as finally determined by a court of competent jurisdiction and provided further that with respect to a claim referred to in either clause A or B above (X) the Company shall be entitled to control the defense of such claim (and to pay the fees and expenses only of such counsel as are thereby necessitated) unless counsel for either the Company or an indemnified party shall determine that a conflict of interest would occur as a result of such joint representation, provided that with respect to any claims in which the Indemnified Parties are named, the Indemnified Parties shall be required to consent to any such settlement (such consent not be unreasonably withheld), (Y) the Company shall not be required to pay any amounts incurred in settlement of any claim unless it has consented to such settlement (such consent not to be unreasonably withheld) and (Z) the indemnified party shall give the Company notice of such claim provided that the failure to give such notice shall not relieve the Company of its obligation to indemnify hereunder except to the extent the Company is actually prejudiced thereby. The indemnified party shall provide the Company with reasonable cooperation in the event of any claim referred to in clause (X) above.


                                    SECTION 9

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
               COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS

         9.1 RESTRICTIONS ON TRANSFERABILITY. The Preferred Stock and the Conversion Stock (as defined below) shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 9, which conditions are intended to ensure compliance with the provisions of the Securities Act. Mochida and each Holder (as defined below) will cause any proposed purchaser, assignee, transferee, or pledgee of the Preferred Stock or the Conversion Stock held by Mochida or the Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 9.

         9.2 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

                 "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                 "Conversion Stock" means the Common Stock issued or issuable pursuant to conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred or upon exercise of that certain warrant granted to Alex. Brown & Sons Incorporated and those certain warrants granted to Frazier Investment Securities, L.P.

                 "Holder" shall mean any holder of Registrable Securities and any person holding Registrable Securities to whom the rights under this Section 9 have been transferred in accordance with Section 9.13 hereof.

                 "Initiating Holders" shall mean any Holders who in the aggregate are Holders of at least 40% of the Registrable Securities.

                 "Preferred Stock" shall mean the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

                 "Registrable Securities" means (i) the Conversion Stock; and
(ii) any Common Stock of the Company issued or issuable in respect of the Conversion Stock or other securities issued or issuable pursuant to the conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred upon any stock split, stock dividend, recapitalization, or similar event, or any Common Stock otherwise issued or issuable with respect to such securities; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) transferred without concurrent transfer of registration rights pursuant to Section 9.13.

                 The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

                 "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 9.5, 9.6 and 9.7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of legal counsel for the Company, fees and disbursements for one special legal counsel for all Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company and exclusive of underwriting discounts and commissions).

                 "Restricted Securities" shall mean the securities of the Company required to bear the legend set forth in Section 9.3 hereof.

                 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                 "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

         9.3 RESTRICTIVE LEGEND. Each certificate representing (i) the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, (ii) the Conversion Stock and (iii) any other securities issued in respect of the Series A Preferred, Series B Preferred, Series C Preferred, Series D

Preferred or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 9.4 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

                 THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH SALE OR TRANSFER COMPLIES WITH THE PROVISIONS OF RULE 144 OR RULE 144A UNDER THE ACT IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION
                 AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

                 COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

                 Mochida and each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or the Conversion Stock in order to implement the restrictions on transfer established in this Section 9.

                 Any legend endorsed on a certificate as described above shall be removed and the Company shall issue a certificate without such legend to the holder of such security if such security is registered under the Securities Act or if a notification under Regulation A of the Securities Act is in effect with respect thereto, or if such security may be sold under Rule 144(k) of the Commission under the Securities Act.

         9.4 NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 9.4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, except in the case of (i) a transfer not involving a change in beneficial ownership, (ii) a transfer which complies with the provisions of Rule 144 or Rule 144A under the Securities Act in the opinion of counsel to the Company, or (iii) in transactions involving the distribution without consideration of Restricted Securities by any of the holders to any of its "affiliates", as defined in Rule 405 under the Securities Act, partners, retired partners, or to the estate of any of its partners or retired partners, or to such holder's spouse, siblings, spouse of such siblings, ancestors and descendants and any trust established solely for such holder's benefit or for the benefit of such holder's spouse, siblings, ancestors and/or descendants, at such holder's expense by either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 or Rule 144A, the appropriate restrictive legend set forth in Section 9.3 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

         9.5     REQUESTED REGISTRATION.

                 (a) Request for Registration. In case the Company shall receive from either (i) holders of at least 25% of the Series D Preferred ("Series D Holders") outstanding as of the date of the last closing pursuant to the terms of the Agreement or the Common Stock issued upon conversion thereof, or (ii) Initiating Holders, a written request that the Company effect any registration, qualification or compliance where the reasonably anticipated aggregate offering price to the public, net of underwriting discounts and commissions, would exceed $7,500,000, provided, however, that if the registration qualification or compliance relates to the Company's initial public offering then, in such event, the written request must include holders of at least 40% of the outstanding Registrable Securities and shall be for a firmly underwritten public offering where the reasonably anticipated aggregate offering price to the public, net of underwriting discounts and commissions, would exceed $15,000,000, the Company shall:

                        (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

                        (ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 days after receipt of such written notice from the Company;

                 Provided, however, that the Company shall not be obligated to file a registration statement to effect any such registration, qualification or compliance pursuant to this Section 9.5:

                               (A)   In any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                               (B)   Prior to six months after the effective
date of the Company's first registered public offering of its stock;

                               (C)   Starting on a date two (2) days prior to
and ending on a date six months immediately following the effective date of any registration statement pertaining to the securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

                               (D)   After (i) the Company has effected two such
registrations pursuant to this Section 9.5 and (ii) such registrations have been declared or ordered effective; or

                               (E)   If the Company shall furnish to such
Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 9.5 shall be deferred for a period not to exceed 120 days from the date of receipt of written request from the Initiating Holders and/or Series D Holders, as the case may be.

                 Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders and/or Series D Holders, as the case may be.

                 (b) Underwriting. In the event that the Initiating Holders and/or Series D Holders, as the case may be, specify that a registration pursuant to Section 9.5 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 9.5(a)(i). In such event, the right of any Holder to registration pursuant to Section 9.5 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 9.5, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

                 The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter of nationally recognized standing selected for such underwriting by a majority in interest of the Initiating Holders, and/or Series D Holders, as the case may be, but subject to the Company's reasonable approval. Notwithstanding any other provision of this Section 9.5, if the managing underwriter advises the Initiating Holders and/or Series D Holders, as the case may be, in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities who have elected to participate in such offering and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

                 If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders and/or Series D Holders, as the case may be. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to 120 days after the effective date of such registration, or such other shorter period of time as the underwriters may permit. If by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation then imposed by the underwriters), then the Company shall offer to all Holders, if any, whose shares have been excluded from the registration by the terms of this paragraph, the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 9.5(b) up to the limitation then imposed by the Underwriters. In the event that the registration does not become effective due to the withdrawal of Registrable Securities then, unless the withdrawal was due to adverse market conditions or the discovery by the withdrawing Holder or Holders of material information relating to the registration which was not previously known by such Holder or Holders, then, at the Holder's or Holders' option, (i) the Holder or Holders shall not be entitled to another demand registration under Section 9.6 unless such Holder or Holders notwithstanding Section 9.8 hereof, shall pay all Registration Expenses and Selling Expenses incurred in connection therewith, or (ii) the Holder or Holders shall reimburse the Company for all of the Company's out-of-pocket expenses incurred in connection with the aborted registration.

         9.6     COMPANY REGISTRATION.

                 (a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Commission Rule 145 transaction or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of convertible debt securities which are also being registered, the Company will:

                        (i) promptly give to each Holder written notice thereof; and

                        (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 15 days after receipt of such written notice from the Company, by any Holder.

                 (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 9.6(a)(i). In such event the right of any Holder to registration pursuant to Section 9.6 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein.

                        All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company; provided however that no Holder participating in such underwriting shall be required to make any representations or warranties except as they relate to such Holder and its intended method of distribution and that the liability of such a Holder shall be limited to an amount equal to the net proceeds from the offering received by such Holder. If the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Registrable Securities from such registration and underwriting. Any such exclusion shall apply pro rata to all Holders, but the foregoing shall not be interpreted to require any cutback in the number of shares to be sold by the Company in such an offering. Notwithstanding the above, in the event of an offering other than the Company's initial public offering, the number of Registrable Securities included in such offering shall not be reduced to less than 40% of the shares to be offered in such offering.

                        The Company shall advise all Holders and other holders distributing their securities through such underwriting of any such limitation, and the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among all Holders and such other holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders and such other holders at the time of filing the registration statement.

                        If any Holder or holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to 120 days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require. If by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation then imposed by the underwriters), then the Company shall offer to all Holders, if any, whose shares have been excluded from the registration by the terms of this paragraph, the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section up to the limitation then imposed by the Underwriters.

                 (c) Right to Terminate Registration. The Company shall have the right to reasonably terminate or withdraw any registration initiated by it under this Section 9.6 prior to the effectiveness of such registration whether or not any Holder elected to include securities in such registration.

         9.7     REGISTRATION ON FORM S-3.

                 (a) If at anytime or from time to time a Holder or Holders request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $1,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request. The substantive provisions of
Section 9.5(b) shall be applicable to each registration initiated under this
Section 9.7. The Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section
9.7 and shall provide a reasonable opportunity for other Holders to participate in the registration.

                 (b) Notwithstanding the foregoing, the Company shall not be obligated to file a registration statement pursuant to this Section 9.7:

                        (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                        (ii) starting with a date two (2) days prior to, and ending on a date six months immediately following, the effective date of any registration statement pertaining to the securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                        (iii) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 120 days from the receipt of the request to file such registration by such Holder.

         9.8     EXPENSES OF REGISTRATION.

                 (a) All Registration Expenses incurred in connection with all registrations pursuant to Sections 9.5, 9.6 and 9.7 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

         9.9 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 9, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof, including any stop order or other proceeding initiated with respect to such offering. At its expense the Company will:

                 (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least 120 days or until the distribution described in the Registration Statement has been completed, whichever first occurs; and

                 (b) Furnish to the Holders participating in such registration such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Holders may reasonably request.

         9.10    INDEMNIFICATION.

                 (a) The Company will indemnify each Holder, each of its officers, directors, trustees and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 9, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any state securities law or any rule or regulation promulgated thereunder applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, trustees and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Holder, controlling person or underwriter and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any underwriter or any Holder, if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                 (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, trustees and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, trustees, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or in the Final Prospectus, such indemnity agreement shall not inure to the benefit of any underwriter or any Holder, if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited in an amount equal to the initial public offering price of the shares sold by such Holder.

                 (c)   Each party entitled to indemnification under this Section
9.10 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party shall have the option to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No claim may be settled without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         9.11 INFORMATION BY HOLDER. Each Holder holding Registrable Securities included in any registration shall furnish to the Company such information regarding such Registrable Securities held by them and the distribution proposed by such Holder as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 9.

         9.12 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

                 (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended;

                 (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (at any time after it has become subject to such reporting requirements); and

                 (c) So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

         9.13 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Mochida and each Holder under Sections 9.5, 9.6 and 9.7 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by Mochida and each Holder provided that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) such assignee or transferee acquires at least 50,000 shares of Registrable Securities, (iii) written notice is promptly given to the Company and (iv) such transferee agrees to be bound by the provisions of this Section 9. Notwithstanding the foregoing, the rights to cause the Company to register securities may be assigned to any constituent partner of Mochida or the Holder or to such Holder's spouse, siblings, spouse of such siblings ancestors and descendants and any trust established solely for Mochida's or the Holder's benefit or for the benefit of such Holder's spouse, siblings, ancestors and/or descendants without compliance with item (ii) above, provided written notice thereof is promptly given to the Company.

         9.14 LOCKUP AGREEMENT. Each holder of Registrable Securities and each transferee pursuant to Section 9 hereof agrees, in connection with any registration of the Company's securities, upon request of the Company and the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company and such underwriter for such period of time (not to exceed 180 days) from the effective date of such registration as the Company and the underwriters may specify. The holders of Registrable Securities agree that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Section 9.14.


                                   SECTION 10

                             RIGHT OF FIRST REFUSAL

         10.1 RIGHT OF FIRST REFUSAL. The Company hereby grants to each holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred (collectively, the "Rights Holders") the right of first refusal to purchase, pro rata, a portion of "New Securities" (as defined in this Section 10.1) that the Company may, from time to time, propose to sell and issue. Each Rights Holder's pro rata share, for purposes of this right of first refusal, is the ratio of (X) the number of shares of Common Stock owned or issuable upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred owned by such Rights Holder immediately after the Closing to
(Y) the total number of shares of Common Stock outstanding or issuable upon the conversion of all outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred immediately after the Closing, provided, however, that in the event that any Rights Holder elects not to purchase its pro rata share in accordance with the above (a "Non-Participating Holder"), then each participating Rights Holder purchasing New Securities may purchase, on a pro rata basis among the participating Rights Holders, such Non-Participating Holder's pro rata share. This right of first refusal shall be subject to the following provisions:

                 (a) "New Securities" shall mean any Common Stock and Preferred Stock of the Company whether or not authorized on the date hereof, and rights, options, or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; provided, however, that "New Securities" does not include the following:

                        (i) up to 4,762,652 shares of Common Stock, or options to purchase shares of Common Stock, issued or granted to officers, directors, employees, consultants and Scientific Advisory Board members of the Company pursuant to stock and option plans or arrangements approved by the Board of Directors;

                        (ii) shares of Common Stock issuable upon conversion of any of the Company's Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

                        (iii) securities of the Company offered to the public pursuant to a bona fide public offering;

                        (iv) securities of the Company issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such other corporation;

                        (v) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization by the Company;

                        (vi) up to 529,234 shares of Common issued or issuable upon the exercise of the warrant dated August 4, 1992 held by Alex. Brown & Sons Incorporated.

                        (vii) the shares of Series D Preferred issued pursuant to the Agreements; or

                        (viii) up to 2,859,087 shares of Preferred Stock or Common Stock issued upon exercise of warrants dated April 13, 1995, June 12, 1995 and September 5, 1995 by Frazier Investment Securities, L.P.

                 (b) In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Rights Holder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Rights Holder shall have ten (10) business days from the date such notice is given to agree to purchase its pro rata share of such New Securities or any portion thereof at the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

                 (c) In the event that the Rights Holders' aggregate pro rata exercised portion is less than the amount of New Securities proposed to be issued in the notice referred to above, the Company shall have sixty (60) days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of such agreement) with the New Securities respecting which the Rights Holders' rights were not exercised at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold the New Securities within such sixty (60) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of such agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Rights Holders in the manner provided above.

                 (d) The right of first refusal granted under this Agreement shall expire upon the closing of the Company's initial public offering pursuant to a registration statement filed and declared effective under the Securities Act.

                 (e)    This right of first refusal is nonassignable except if
(i) assigned to an assignee who acquires at least 500,000 shares of assignor's Preferred Stock having such rights under this Section 10 (or such lesser amount if assignee acquires all of such assignor's shares), (ii) such assignee agrees to be bound by the provisions of this Section 10 and (iii) written notice of such transfer is promptly furnished to the Company; provided, however, the rights pursuant to this Section 10 may be assigned without regard to item (i) above to any constituent or partner of the Rights Holders or to such Rights Holders' spouse, siblings, spouse of siblings, ancestors and descendants and any trust established solely for such Rights Holders' benefit or for the benefit of such Rights Holders' spouse, siblings, ancestors and/or descendants, provided written notice thereof is promptly given to the Company.

                 (f) This right of first refusal shall terminate as to any Rights Holder who no longer owns any shares of Series A Preferred, Series B Preferred, Series C Preferred, or Series D Preferred or Common Stock issuable upon conversion thereof as of the date of the notice referred to above.


                                   SECTION 11

                                  MISCELLANEOUS

         11.1 GOVERNING LAW. The Agreements shall be governed in all respects by the internal laws of the State of California.

         11.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Mochida and the closing of the transactions contemplated hereby.

         11.3 SUCCESSORS AND ASSIGNS. Subject to such restrictions contained in this Agreement to the contrary, including certain share minimums set forth in Sections 7, 9 and 10 hereof, Mochida and each assignee of Mochida may otherwise, without the Company's consent, assign its rights under this Agreement, in whole or in part, in connection with a sale or transfer of the Shares issued hereunder and the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, including the consent given in Section 11.4 hereof. Nothing in the Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of the Agreement, except as expressly provided in the Agreement.

         11.4 ENTIRE AGREEMENT; AMENDMENT. The Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Neither the Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that (i) holders of at least 66-2/3% of the Common Stock issued or issuable upon conversion of the Series D Preferred may, with the Company's prior written consent, waive, modify or amend on behalf of all such holders, any provisions hereof other than the provisions of Sections 9, 10 and clause (ii) of this Section 11.4 hereof; and (ii) holders of at least 66-2/3% of the Common Stock issued or issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred may, with the Company's prior written consent, waive, modify or amend on behalf of all such holders, the provisions of Sections 9, 10 and clause (ii) of this Section 11.4 hereof. Additionally, notwithstanding the above, in the event Mochida or a holder of Preferred Stock desires to waive any beneficial right contained in this Agreement with respect to Mochida or a holder, then, in such event, Mochida or such holder may waive such beneficial right without regard to the Company's prior written consent referred to in items
(i) and (ii) above. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Shares purchased under the Agreement at the time outstanding (including securities into which such Shares are convertible), each future holder of all such shares and the Company; provided, however, that no condition set forth in Section 5 hereof may be waived with respect to Mochida or any holder of Preferred Stock who does not consent thereto.

         11.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by international courier delivery to Japan, or otherwise delivered by hand or by messenger, addressed (a) if to Mochida, at Mochida's address, as furnished to the Company by Mochida in writing, or (c) if to the Company, one copy should be sent to its address set forth on the cover page of this Agreement and addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to Mochida.

                 Each such notice or other communications shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or by international courier delivery to Japan, addressed and mailed as aforesaid. Each such notice or other communications shall for all purposes of this Agreement be treated as effective or having been given when sent by international courier delivery service, postage prepaid, at the earlier of its receipt or 72 hours after the same has been deposited with an international courier delivery service, addressed and mailed as aforesaid.

         11.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement (including said party's successors and assigns as defined in Section 11.3) upon any breach or default of any other party to this Agreement (including said party's successors and assigns as defined in Section 11.3) under the Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under the Agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under the Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         11.7 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTIONS 25100,

25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH
QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

         11.8 EXPENSES AND COUNTERPARTS. The Company and Mochida each shall bear its own expenses incurred on its behalf with respect to the Agreement and the transactions contemplated hereby. This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         11.9 SEVERABILITY. In the event that any provision of the Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the Agreement shall continue in full force and effect without said provision.

         11.10 TITLES AND SUBTITLES. The titles and subtitles used in the Agreement are used for convenience only and are not considered in construing or interpreting the Agreement.

         The foregoing Series D Preferred Stock Purchase Agreement is hereby executed as of the date first above written.

"COMPANY"                      NORIAN CORPORATION,

                               a California corporation

                               By:
                                    -------------------------------------------
                                    Dr. Brent R. Constantz, President, Chief
                                    Executive Officer and Chief Scientist

"MOCHIDA"                      MOCHIDA PHARMACEUTICAL CO., LTD.,
                               a corporation organized under the laws of Japan

                               By:
                                    -------------------------------------------









                           *** PURCHASE AGREEMENT ***